Exhibit 23.3

CONSENT OF INFORMATION RESOURCES, INC.

Information Resources, Inc. (“IRI”) hereby consents to (a) the inclusion of the market information described in Attachment 1 hereto, which is from its Market and Brand Assessment and provided by IRI to Duluth Holdings Inc. (the “Company”) in the Registration Statement on Form S-1, and any related prospectuses, of the Company filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration by the Company of shares of its Class B common stock, no par value per share and (b) the filing of this consent as an exhibit to the Registration Statement.

INFORMATION RESOURCES, INC.

By:	/s/ Susan E. Bennet
Name:	Susan E. Bennet
Title:	Executive Vice President & General Counsel

Dated:	October 6, 2015

Exhibit 1

Heading(s)	Disclosure

• Industry and Market Data	This prospectus includes industry and market data that we obtained from industry sources, third-party studies, including market analyses and reports prepared for us by Information Resources, Inc., or IRI, and internal company surveys. Industry sources generally state that the information contained therein has been obtained from sources believed to be reliable.

• Prospectus Summary—What Makes Us Different—Attractive, Loyal Customer Base • Business—What Makes Us Different—Attractive, Loyal Customer Base	We enjoy a high level of brand satisfaction as evidenced by our Net Promoter Score of approximately 70% and the fact that 76% of our customers would recommend Duluth Trading to a friend or colleague, according to IRI.

• Prospectus Summary—Growth Strategies—Building Brand Awareness to Continue Customer Acquisition • Business—Growth Strategies—Building Brand Awareness to Continue Customer Acquisition	According to IRI, once we bring customers to our brand, they are more satisfied with Duluth Trading than any other brand in our competitive set.

• Prospectus Summary—Growth Strategies—Accelerating Retail Expansion • Business—Growth Strategies—Accelerating Retail Expansion	IRI has validated that our customers’ purchasing decisions are heavily influenced by the availability of our retail stores.

• Prospectus Summary—Growth Strategies—Growing Our Women’s Business • Business—Growth Strategies—Growing Our Women’s Business	According to IRI, women have lower awareness of our brand but report high levels of satisfaction with Duluth Trading once they have tried our products.

• Prospectus Summary—Market Opportunity	According to IRI, the total market, including men’s, women’s and children’s apparel, footwear and accessories (such as jewelry, bags and small leather goods), is estimated to be $334 billion in 2015. Within this industry, apparel is expected to account for approximately 65% of sales, footwear is expected to account for approximately 19% of sales and accessories is expected to account for approximately 16% of sales.

IRI expects total U.S. apparel dollar sales to continue to grow at 2% to 4% annually. We believe that we are well positioned to capture an increasing share of this attractive market by continuing to execute on our growth strategies of building customer awareness, accelerating our retail store expansion, selectively broadening our assortment in certain men’s product categories and growing our women’s business.

• Business—What Makes Us Different—Differentiated, Everyday Lifestyle Brand	Our customers are highly satisfied with our performance relative to our competitors in the categories of comfort, useful features, product fit, quality, durability and materials used, according to IRI.

• Business—Market Opportunity

According to IRI, the total market, including men’s, women’s and children’s apparel, footwear and accessories (such as jewelry, bags and small leather goods), is estimated to be $334 billion in 2015, and:

•     apparel is expected to account for approximately 65% of sales, footwear is expected to account for approximately 19% of sales and accessories is expected to account for approximately 16% of sales;

•     IRI expects total U.S. apparel dollar sales to continue to grow approximately 2% to 4% annually; and

•    everyday casual wear, including underwear, is the largest category, accounting for approximately 38% of the total market.

According to IRI, the U.S. apparel, footwear and accessories market is approximately 58% womenswear, 31% menswear and 11% children’s wear. Within this industry, consumers report allocating approximately 68% of apparel spend to workwear, hobby/outdoor wear, underwear and everyday casual wear. The hobby/outdoor wear market and everyday casual wear markets are forecasted to grow at CAGRs of approximately 5 to 7% and 3 to 5%, respectively, over the next three years.

• Business—Competition	According to IRI, our brand compares favorably to our competitors in the following categories: comfort, useful features, product fit, quality, durability and materials used.